FOR MORE INFORMATION:

Company Contacts

Anthony Chilton

President & Chief Executive Officer

Phone:  765.463.4527

tchilton@BASinc.com

Sue Scott

Marketing Communications Manager

765.497.8458

sscot@BASinc.com

Jacqueline Lemke Named CFO of BASi

West Lafayette, Ind. -- April 5, 2012 -- BASi (Bioanalytical Systems, Inc.) (NASDAQ:BASI) announced today that Jacqueline M. Lemke will join the company as Chief Financial Officer (CFO) and Vice President of Finance and Administration, effective April 9, 2012. Ms. Lemke succeeds Michael Cox, who left the Company to pursue other opportunities.

"We are pleased to welcome Jacqueline Lemke to our senior management team. She brings to her new position at BASi more than 20 years of experience in critical financial reporting and management positions of increasing responsibility, most recently as Vice President of Finance and Global CFO of Remy, Inc., a $900 million company. Jacqueline's demonstrated financial acumen and leadership skills will be important assets for BASi as we implement our plans for growth," said President and CEO, Anthony S. Chilton, Ph.D. "I want to thank Mike Cox for his dedicated service to BASi these past eight years, and wish him continued success in the future."

Prior to joining BASi, Ms. Lemke, 49 years old, was Vice President of Finance and Global CFO of Remy, Inc. where she built a 44-person global finance team and created a financial system to support rapid decision making and clear lines of management accountability. Earlier, she served as Vice President of Finance, Global CFO Connected Home Solutions at Motorola, Inc., and was Strategic Planning Director, Global Invista division at DuPont. Ms. Lemke is a CPA and began her career as a tax consultant at Deloitte & Touche.

In connection with her employment with BASi, BASi granted Ms. Lemke an option to purchase 125,000 shares of common stock in accordance with NASDAQ Listing Rule 5635(c)(4).  The grant, which is outside the BASi 2008 Director and Employee Stock Option Plan, was approved by the Compensation Committee of the Board of Directors as an inducement material to Ms. Lemke entering into employment with BASi and will be effective on April 9, 2012.  The options vest in equal installments on March 31, 2013 and March 31, 2014, subject to Ms. Lemke's continued employment with BASi, expire on the tenth anniversary of the effective date of the grant and are exercisable at a price equal to the closing price on April 6, 2012.

About BASi

BASi is a drug discovery and development services company providing contract research services and instruments to the world's leading pharmaceutical companies and medical research organizations. The company, based in the Purdue Research Park, focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new and generic drugs to market. Visit www.BASInc.com for more about BASi.